                                  EXHIBIT 99.1

     Contacts:  Daniel J. Thomas                Thomas E. Kiraly
                President and                   Executive Vice President and
                Chief Executive Officer         Chief Financial Officer
                (972) 364-8111                  (972) 364-8217

          CONCENTRA OPERATING CORPORATION REPORTS THIRD QUARTER RESULTS
                   COMPANY ANNOUNCES TWO PENDING ACQUISITIONS

     ADDISON, Texas, October 25, 2001 - Concentra Operating Corporation ("Concentra") today announced results for the third quarter and nine-month period ended September 30, 2001. Continuing the positive growth trends achieved in the first half of 2001, the Company reported $36,851,000 in EBITDA during the third quarter, which represented an 11% increase when compared to the prior year. Separately, Concentra announced that it has reached agreements in principle to acquire National Health Resources, Inc. and Health Network Systems LLC - both privately held companies - in transactions having a combined value of approximately $172 million.

     Concentra reported a 9% increase in third quarter revenue, which rose to $209,226,000 from $192,764,000 in the same period last year. Operating income increased 16% to $26,198,000 versus $22,515,000 for the third quarter of 2000. The net loss for the quarter was $3,837,000 compared with net income of $805,000 in the year-earlier period. During the quarter, net income was affected by a non-cash decline of $13,473,000 in the fair value of Concentra's hedging instruments.

     Revenue for the first nine months of 2001 increased 10% to $619,233,000 compared with $564,208,000 for the same period during the prior year. Operating income increased 16% to $71,903,000 versus $62,100,000 for the first nine months of 2000. Net loss for the first nine months of 2001 was $428,000 compared with net income of $3,017,000 in the year-earlier period.

     Earnings Before Interest Taxes Depreciation and Amortization ("EBITDA"), as computed in a manner consistent with the definition set forth in the Company's $190 million Series A Senior Subordinated Notes, increased 11% to $36,851,000 in the third quarter of 2001 versus $33,104,000 in the same quarter last year. For the first nine months of 2001, EBITDA also increased 11% to $103,402,000 from $92,768,000 during the prior year.

     Commenting on the announcement, Daniel J. Thomas, President and Chief Executive Officer of Concentra, said, "We are pleased to report ongoing growth during the third quarter, as Concentra continued to produce higher revenue and cash flows. This performance was particularly gratifying considering the weaker economic environment that prevailed during the quarter. Although these economic conditions slowed the growth of our Health Services business, Network Services demonstrated significant increases as compared to the prior year. We believe these results clearly demonstrate the benefits of our diversified sources of revenues and cash flows."

                                     -MORE-

Concentra Announces Third Quarter Results
Page 2
October 25, 2001


     As has been the case throughout 2001, Concentra's growing EBITDA and focus on working capital management continued to be a key driver in the Company's ability to achieve increasing cash flows from operations. For the nine months ending September 30, 2001, Concentra produced $48,706,000 in positive cash flow from operations as compared to $10,297,000 generated during the same period last year. As a result of these stronger operating cash flows, Concentra had no borrowings outstanding under its $100,000,000 revolving credit facility at the end of the third quarter.

     The Company also announced two significant acquisitions which it said would be financed primarily through the issuance of new equity in Concentra's parent corporation, Concentra Inc. The larger of the two transactions involves New York City-based National Healthcare Resources, Inc. ("NHR"). NHR has estimated 2001 revenue of roughly $150 million and EBITDA approaching $19 million, and provides competitive care management and network services to the workers' compensation and auto industries on a national level. The second transaction involves the acquisition of Health Network Systems LLC ("HNS"), founded in 1999 and headquartered in Naperville, Illinois. HNS has expected 2001 revenue of approximately $5 million and provides complementary network services such as provider bill re-pricing and provider data management for health plans and other payors working with multiple Preferred Provider Organization networks.

     The Company stated that it will be acquiring NHR for approximately $141 million and HNS for roughly $31 million. Funding for the acquisitions will be provided through the issuance of approximately $132.5 million in new equity, composed of an $82.5 million exchange of Concentra Inc. shares for outstanding NHR shares and a $50 million issuance of new equity to Concentra's current stockholders, including the Company's lead equity sponsor, Welsh, Carson, Anderson & Stowe. The balance of the acquisition costs will be provided from Concentra's cash on hand and approximately $20 million in borrowings under its revolving line of credit.

     The acquisitions are subject to the completion of definitive acquisition agreements, obtaining required corporate and regulatory approvals, and other customary closing conditions. Concentra has received the consent of its senior lenders to undertake the acquisitions and expects to close them in November 2001.

     "We believe these acquisitions will both increase Concentra's immediate earnings and cash flows as well as position us for increased future growth," said Thomas. "NHR brings depth to our existing Network Services and Care Management offerings. In particular, its market position with auto insurers will assist Concentra in expanding its services to this important payor group. Additionally, we believe NHR's strengths in the network, bill re-pricing and independent medical exams arenas clearly complement and strengthen those of Concentra.

     "Our acquisition of HNS also clearly expands Concentra's opportunities for increased growth," he continued. "Although it is a relatively young company, HNS has already established itself as an important provider of bill re-pricing, data management and network management services in the Group Health market. During the past year, through an existing joint-marketing arrangement, we have benefited directly from the bill volumes which HNS directs into our out-of-network bill review services. Through this acquisition, we believe that we will not only benefit from the strong growth which HNS is demonstrating with its services, but we will also continue to experience the positive effects of increased bill referral volumes into our traditional out-of-network products."

                                     -MORE-

Concentra Announces Third Quarter Results
Page 3
October 25, 2001


     The Company noted that since these planned transactions are structured largely around the issuance of new equity, they are expected to result in reduced leverage on both a pro-forma and prospective basis. Concentra also estimates that it will achieve approximately $5 to $10 million in cost synergies from the NHR acquisition.

     Thomas also said that the Company will retain the NHR senior management, including its President, Chris Garcia, following the acquisition. "NHR is recognized as a leading service provider in the workers' compensation and auto marketplace, a characteristic that reflects both the quality of the services it provides as well as the skill and leadership qualities of its management team. We are delighted by the prospects of NHR's executive management continuing to play an important role in the ongoing growth of our combined businesses. With a vision and business philosophy similar to our own, they will add depth to our management structure and provide key leadership as we work to integrate our companies."

     Concentra Operating Corporation, the successor to and a wholly owned subsidiary of Concentra Inc., is the comprehensive outsource solution for containing healthcare and disability costs. Serving the occupational, auto and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services which include employment-related injury and occupational health care, in-network and out-of-network medical claims review and re-pricing, access to specialized preferred provider organizations, first notice of loss services, case management and other cost containment services.
As of September 30, 2001, Concentra's Health Services division operated 229 occupational health centers across 70 markets in 32 states.

     A public, listen-only simulcast of Concentra's third quarter conference call will begin at 9:00 a.m. Eastern Daylight Time tomorrow (October 26, 2001) and may be accessed via the Company's web site, http://www.concentra.com.
                                                ------------------------
Investors are requested to access the call at least 15 minutes before the scheduled start time in order to complete a brief registration form and receive an access password. Listening via the Internet requires Windows Media Player Version 7, which may be downloaded free of charge from the Company's website. An online replay will be available shortly after the conclusion of the live broadcast using the same link and will continue through November 26, 2001.

     This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company's operations, interruption in its data processing capabilities, operational financing and strategic risks related to the Company's capital structure and growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company's services, and dependence on key management personnel. Additional factors include those described in the Company's filings with the Securities and Exchange Commission.

                                     -MORE-

Concentra Announces Third Quarter Results
Page 4
October 25, 2001


                         CONCENTRA OPERATING CORPORATION
                          a wholly owned subsidiary of
                                 CONCENTRA INC.
                 Unaudited Consolidated Statements of Operations
                                 (in thousands)

                                               Three Months Ended         Nine Months Ended
                                                 September 30,              September 30,
                                              -------------------        -------------------
                                                2001       2000            2001       2000
                                              --------   --------        --------   --------
REVENUE:
 Health Services                              $111,584   $105,696        $327,580   $302,960
 Network Services                               45,169     39,078         132,845    118,859
 Care Management Services                       52,473     47,990         158,808    142,389
                                              --------   --------        --------   --------
  Total revenue                                209,226    192,764         619,233    564,208

COST OF SERVICES:
 Health Services                                88,160     82,299         260,270    239,407
 Network Services                               25,735     25,804          79,283     76,180
 Care Management Services                       46,751     42,308         139,310    126,294
                                              --------   --------        --------   --------
  Total cost of services                       160,646    150,411         478,863    441,881
                                              --------   --------        --------   --------

   Total gross profit                           48,580     42,353         140,370    122,327

General and administrative expenses             18,557     16,149          57,152     49,314
Amortization of intangibles                      3,825      3,689          11,315     10,913
                                              --------   --------        --------   --------
   Operating income                             26,198     22,515          71,903     62,100

Interest expense, net                           16,564     17,753          50,227     51,489
Loss on fair value of hedging
 arrangements                                   13,473      1,818          16,553      2,764
Other, net                                         307       (140)            612       (263)
                                              --------   --------        --------   --------
Income (loss) before income taxes               (4,146)     3,084           4,511      8,110
 Provision (benefit) for income taxes             (309)     2,279           4,939      5,093
                                              --------   --------        --------   --------
Net income (loss)                             $ (3,837)  $    805        $   (428)  $  3,017
                                              ========   ========        ========   ========

Prior-year revenue and cost of services have been reclassified to conform to the Company's current reporting of business segments.


                                     -MORE-

Concentra Announces Third Quarter Results
Page 5
October 25, 2001

                         CONCENTRA OPERATING CORPORATION

                          a wholly owned subsidiary of
                                 CONCENTRA INC.
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                  September 30, December 31,
                                                      2001         2000
                                                 ------------- ------------
                                                  (unaudited)
                       ASSETS

CURRENT ASSETS:
 Cash and cash equivalents                          $ 14,709   $     6,549
 Accounts receivable, net                            170,594       160,418
 Prepaid expenses and other current assets            28,978        24,679
                                                    --------      --------
  Total current assets                               214,281       191,646

PROPERTY AND EQUIPMENT, NET                          108,717       109,110

GOODWILL AND OTHER INTANGIBLE ASSETS, NET            329,219       323,162

OTHER ASSETS                                          32,728        32,937
                                                    --------      --------
                                                    $684,945      $656,855
                                                    ========      ========

        LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
 Revolving credit facility                          $     --      $     --
 Current portion of long-term debt                     5,264         5,228
 Accounts payable and accrued expenses                78,932        70,189
                                                    --------      --------
  Total current liabilities                           84,196        75,417

LONG-TERM DEBT, NET                                  553,187       556,334

LONG-TERM DEFERRED TAX AND OTHER LIABILITIES          52,353        51,589

FAIR VALUE OF HEDGING ARRANGEMENTS                    26,139         9,586

STOCKHOLDER'S EQUITY (DEFICIT)                       (30,930)      (36,071)
                                                    --------      --------
                                                    $684,945      $656,855
                                                    ========      ========


                                      -END-